EXHIBIT 5.1

NEWLAN & NEWLAN Attorneys at Law 800 Parker Square Suite 205 Flower Mound, Texas 75028 972-899-4070 877-796-3934 (fax)

October 13, 2010
Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549
Re:	Louisiana Food Company Registration Statement on Form S-1
Gentlemen:
We have been requested by Louisiana Food Company, a Nevada corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the “Registration Statement”) relating to the registration of an aggregate of 9,380,000 shares of the Company’s $.001 par value common stock, as follows: (A) a total of 8,380,000 shares for 37 selling shareholders (the “Selling Shareholder Shares”) and (B) 1,000,000 shares for the Company (the “Company Shares”).

In connection with this opinion, we have examined the Registration Statement and the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that (1) the 8,380,000 Selling Shareholder Shares to be offered by the selling shareholders pursuant to the Registration Statement are legally issued, fully paid and non-assessable shares of common stock of the Company and (2) the 1,000,000 shares being offered by the Company will, when issued in accordance with the terms set forth in the Registration Statement, be legally issued, fully paid and non-assessable shares of common stock of the Company.

We render no opinion as to the laws of any jurisdiction other than the States of Texas and Nevada and the Laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included in the Registration Statement. We confirm that, as of the date hereof, we own 5,000,000 shares of the Company’s common stock, 1,000,000 of which are included in the Prospectus, 2,000,000 warrants to purchase a like number of shares of the Company’s common stock at an exercise price of $.10 per share, and no other securities of the Company.

Very truly yours,
/s/ Newlan & Newlan
NEWLAN & NEWLAN Attorneys at Law